For immediate release
                                                               February 14, 2003

        Toyota to Introduce Lexus Brand and Revise Sales Network in Japan

Tokyo--TOYOTA MOTOR CORPORATION (TMC) announced today a new product and distribution strategy that outlines the introduction of the Lexus brand to Japan and the reorganization of TMC's Japanese-market Toyota-brand sales channels into four channels from the current five.

This new product and distribution strategy is aimed at allowing TMC to adequately respond to future changes in consumer values and in the structure of Japan's highly competitive automobile market.

Specifically, the new strategy entails:
     1. the establishment in Japan of the Lexus brand--apart from the Toyota brand--as a "global premium brand for the 21st century"
     2. the merging of the Netz and Vista sales channels to form a new Netz channel capable of addressing the desires of the growing segment of "new value" consumers, while keeping in mind the needs of current customers
     3. the reinforcement of the identities of the Toyota, Toyopet and Corolla sales channels and a review of their product lineups

In recent years, new consumer values that increasingly emphasize a "sense of the best", as well as individuality, have led to vast changes in the automobile market. These changes represent a trend that is advancing on a global scale, intensifying competition among the world's automakers in how well they can respond to evolving consumer demand.

Japan, in particular, is thought to be at the forefront of such evolution due to its low birthrate, rapidly aging society and other factors, which are said to be bringing on market-structure changes at a pace greater than that in any other industrially developed nation. This means that response to such changes in Japan is becoming viewed as an important factor in terms of being globally competitive.

                                                                        More...

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Under its new product and distribution strategy, TMC plans to put full effort into creating a global premium brand by introducing to the Japanese market the Lexus brand, which is already well established in the United States. Additionally, it intends to proactively respond to market changes by restructuring its domestic sales network--such as through establishing a new Netz channel and other measures--into one with a more future-looking stance.

Together with its "the customer always comes first" policy, TMC intends to use the new strategy to steadily maintain a non-minivehicle market share of more than 40% and to secure an even greater market share in the mid to long term.

Details of the new product and distribution strategy are as follows:

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-------------------------- ----------------------------------------------------------------------------------------
Brand                      Points of reform
-------------------------- ----------------------------------------------------------------------------------------
Lexus                      Creating a new global premium brand for the 21st century
                           -    Start of operations: Scheduled for around mid-2005
                           -    Dealer network: Starting with about 150 showrooms nationwide under a newly created Lexus specialty dealer network
                           -    Products: The development of Lexus products that are clearly differentiated from the Toyota brand
------------ ------------- ----------------------------------------------------------------------------------------
Toyota       Netz channel  Meeting the challenge of a new vision and a new channel setup under the theme of
                           "Channels for the 21st Century"
                           -    Timing of reorganization: Scheduled for spring 2004
                           -    Setup: Channel becomes a large-scale channel with about 1,600 shops and a total of about 30,000 employees  (Currently, there are about 970 Netz shops with a total of about 20,000 employees and about 640 Vista shops with a total of about
                                10,000 employees.)
                           -    Target customers: Consumers among all generations who have a new set of values, with an emphasis on youth and women
                           -    Products: The formation of a product lineup with a sense of individuality suitable for the new Netz channel
             ------------- ----------------------------------------------------------------------------------------
             Toyota,       Increasing market responsiveness by clarifying the position of each channel and each
             Toyopet,      channel's responsibilities
             Corolla       -    Toyota: The luxury vehicle channel for the Toyota brand
             channels      -    Toyopet: The leading channel for the medium-size car market
                           -    Corolla: The largest volume-sales channel, centering on compact vehicles
------------ ------------- ----------------------------------------------------------------------------------------

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Contact: Paul Nolasco/Keiko Sato (03) 3817-9161/9153